Exhibit 99.1
BURGER KING ANNOUNCES SHARE REPURCHASE PROGRAM
Company Also Declares Quarterly Dividend
MIAMI – March 6, 2009 – Burger King Holdings Inc. (NYSE: BKC) announced today that its board of directors has authorized the repurchase of up to $200 million of the company’s common stock. The share repurchases will be made in the open market from time to time prior to December 31, 2010, and be funded from available cash. The amount and timing of the repurchases will be determined by the company’s management. The share repurchases may be suspended or discontinued at any time. Shares of common stock repurchased under the plan will be deposited into treasury and retained for possible future use. The Company’s previous $100 million stock repurchase plan expired as of December 31, 2008.
The company also announced that its board of directors has declared a quarterly dividend of $0.0625 per share of common stock. The dividend is payable on March 30, 2009 to shareholders of record at the close of business on March 16, 2009.
Forward Looking Statements
This press release contains forward-looking statements, including statements regarding the amount and timing of share repurchases and the method and manner in which Burger King Holdings, Inc. may implement its share repurchase program. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Important factors could cause actual events to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those risk factors set forth in our filings with the Securities and Exchange Commission, including our annual and quarterly reports, the availability of cash to effect share repurchases, fluctuations in the market price of our common stock and changes to the company’s strategic objectives.
About Burger King Holdings Inc.
The BURGER KING® system operates more than 11,700 restaurants in all 50 states and more than 74 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America’s 1,000 largest corporations and Ad Week named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.
CONTACT: Burger King Corporation, Miami
BKC Media Relations
Susan Robison
(305) 378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
investor@whopper.com